Exhibit 23.2

CONSENT OF BLOOMBERGNEF

Nicholas Albanese
BloombergNEF
1101 New York Avenue NW
Washington, D.C. 20005

We hereby consent to references to our firm, our Long-Term Electric Vehicle Outlook 2020 published in May 2020 (the "EVO"), and Long-Term Energy Storage Outlook 2020 published in December 2020 (the "ESO"; collectively with the EVO, the "Reports"), as the Reports may be amended and supplemented from time to time, and all information derived from the Reports that is contained in the annual report on Form 10-K of Livent Corporation for the year ended December 31, 2020.

Date: February 8, 2021

BLOOMBERGNEF

By: ______________________________
Name: Nicholas Albanese
Title: Head of Intelligent Mobility

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